EXHIBIT 10.5

June 25, 2012

Lazarus Energy LLC
801 Travis, Suite 2100
Houston, Texas  77002
Attention:  Jonathan Carroll

GEL Tex Marketing, LLC
Milam Services, Inc.
919 Milam, Suite 2100
Houston, Texas 77002
Attention: Steve Nathanson

Re:     Letter Agreement Regarding Expense Payments and Reservation of Rights

Gentlemen:

Reference is made to that certain (i) Joint Marketing Agreement, dated August 12, 2011 (as amended, restated or supplemented from time to time, the "JMA"), by and between Lazarus Energy LLC, a Delaware limited liability company ("Lazarus"), and GEL Tex Marketing, LLC, a Delaware limited liability company ("GEL") and (ii) Construction and Funding Contract, dated August 12, 2011 (as amended, restated or supplemented from time to time, the "CFC"), by and between Lazarus and Milam Services, Inc., a Delaware corporation ("MSI"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the CFC.

Lazarus, GEL and MSI hereby agree that MSI shall provide weekly payments to, or on behalf of (as further detailed below), Lazarus, commencing on Monday, June 25, 2012 and continuing through Monday, July 30,2012, each in the amount of$187,500 (which shall include $170,250 paid directly to Lazarus weekly and $17,250 paid directly to the Lien Holder on a cumulative monthly basis, together the "Payments"). The portion of the Payments paid to Lazarus weekly shall be used by Lazarus for the sole and exclusive purpose of paying Operating Expenses (as defined in the JMA) of the Facility. By execution of this Letter Agreement, Lazarus agrees and acknowledges (a) t at the Payments are not an obligation of GEL under the JMA, the CFC or any other Contract Document, (b) that neither MSI nor GEL is in any way required or obligated to provide any further payments relating to the Operating Expenses beyond GEL's express obligations provided under the terms and conditions of the JMA, and (c) that Lazarus will deliver to GEL, on a semi-monthly basis beginning on the date hereof, written budget reports reflecting (i) all actual, itemized operating expenses of the Facility for the two week period immediately preceding the report due date and (ii) all projected, itemized operating expenses of the Facility for the two week period immediately following the report due date. All amounts included in the Payments shall for all purposes of the Contract Documents be deemed and treated to be Obligations.

The parties further agree that weekly meetings shall be held between Lazarus and GEL to discuss the marketing efforts and general operations of the Facility. Jonathan Carroll shall act as Chairman of such meetings, with attendance from Steve Wilson, who shall represent Lazarus. Steve Nathanson, or his designee(s), shall attend representing GEL. The meetings will include but not be limited to discussion on crude purchases; refinery crude throughput rates, operational issues, human resource matters, inventory levels of all finished products, sales commitments and finished product prices.

NOTHING IN THIS LETTER AGREEMENT NOR THE PAYMENT OF THE EXPENSE PAYMENTS TO LAZARUS SHALL BE CONSTRUED TO WAIVE, AMEND OR OTHERWISE MODIFY ANY RIGHTS OR REMEDIES AVAILABLE TO LAZARUS, GEL OR MSI PURSUANT TO THE JMA, THE CFC OR ANY OTHER CONTRACT DOCUMENT OR BY OPERATION OF LAW OR OTHERWISE (WHICH RIGHTS SHALL BE CUMULATIVE), OR RELEASE GEL, MSI OR LAZARUS FROM ANY OBLIGATIONS RELATING THERETO. The terms of the JMA, the CFC and all other Contract Documents shall remain in full force and effect and continue to be binding upon, and inure to the benefit of Lazarus, GEL and MSI and their respective successors and assigns.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be executed by their duly authorized representatives effective as of the date first written above.